CHANGE IN CONTROL AGREEMENT

     THIS AGREEMENT ("Agreement") made as of the 1st day of May, 1998, between MAIN STREET BANCORP, INC., a Pennsylvania business corporation ("Main"), BERKS COUNTY BANK, a Pennsylvania banking corporation (the "Bank"), and STEVEN A. EHRLICH, an individual (the "Executive").

                      W I T N E S S E T H:

     WHEREAS, the Executive will initially be serving as a Senior
Vice President of Main and the Bank following the consolidation of BCB Financial Services Corporation and Heritage Bancorp, Inc.
to form Main; and

     WHEREAS, Main and the Bank consider the continued services of the Executive to be in the best interest of Main, the Bank and the shareholders of Main; and

     WHEREAS, Main and the Bank desire to induce the Executive to remain in the employ of his then employer (whether it be Main or any other company affiliated with Main (the "Employer")) on an impartial and objective basis in the event of a transaction pursuant to which a Change in Control (as defined in Section 2(c)) of Main occurs.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

     1.  Term of Agreement.

          (a) In General. Except as otherwise provided herein, the term of this Agreement will be for a period commencing on the date of this Agreement and ending on December 31, 2000; provided, however, that this Agreement will automatically be renewed on January 1, 2000 for the two-year period commencing on such date and ending on December 31, 2001, unless either the Executive or his Employer gives written notice of nonrenewal to the other on or before November 1, 1999 (in which case this Agreement will continue in effect through December 31, 2000); and provided further, that if this Agreement is renewed on January 1, 2000, it will automatically be renewed on January 1 of each subsequent year (the "Annual Renewal Date") for a period ending two years from each Annual Renewal Date unless either the Executive or his Employer gives written notice to the other at least 60 days prior to an Annual Renewal Date (in which case this Agreement will continue in effect for a term ending one year from the Annual Renewal Date immediately following such notice).

          (b) Termination for Cause. Notwithstanding the provisions of Section 1(a), this Agreement will terminate automatically upon termination of the Executive's employment
     <PAGE 1> by his Employer for Cause.  As used in this
     Agreement, the term "Cause" means:

               (i) prior to a Change in Control, termination for any reason; and

               (ii) concurrent with or following a Change in Control, termination following (A) the Executive's conviction or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of 45 consecutive days,
          (B) the Executive's willful and repeated failure to follow the lawful instructions of his Employer after receipt of written notice of such instructions from an appropriate corporate official, other than a failure resulting from the Executive's incapacity because of physical or mental illness, or (C) a government regulatory agency recommends or orders in writing that the employment of the Executive be so terminated.

     If the Executive's employment is terminated for Cause, his rights under this Agreement will cease as of the effective date of such termination.

          (c) Voluntary Termination, Retirement, or Death. Notwithstanding the provisions of Section 1(a), this Agreement will terminate automatically upon the voluntary termination of the Executive's employment (other than in accordance with Section 2), his retirement or his death. In any such event, the Executive's rights under this Agreement will cease as of the effective date of such termination; provided, however, that if the Executive dies after a Notice of Termination (as defined in Section 2(b)) is delivered by him in accordance with such section, the payments described in Section 3 will nonetheless be made to the person or persons determined pursuant to Section 9(b).

          (d)  Disability.  Notwithstanding the provisions of
     Section 1(a), this Agreement will terminate automatically upon the termination of the Executive's employment by reason of his Disability. In such event, the Executive's rights under this Agreement will cease as of the effective date of such termination; provided, however, that if the Executive becomes disabled after a Notice of Termination is delivered by him in accordance with Section 2(b), he will nonetheless be entitled to receive the payments described in Section 3. As used in this Agreement, the term "Disability" means incapacitation, by accident, sickness or otherwise, such that the Executive is rendered unable to perform the essential duties required of him by his then position with the Employer, notwithstanding reasonable accommodation, for a period of six consecutive months.

     2.  Termination Following a Change in Control.  <PAGE 2>

          (a) Events Giving Right To Terminate For Good Reason. If a Change in Control occurs and, concurrently therewith or thereafter during the term of this Agreement, an event constituting Good Reason also occurs with respect to the Executive, he may terminate his employment in accordance with the provisions of Section 2(b) and, thereupon, will become entitled to the payments described in Section 3. As used in this Agreement, the term "Good Reason" means any of the following events:

               (i) the involuntary termination of the Executive, other than an involuntary termination permitted in Sections 1(b) and (d);

               (ii)  a reduction in the Executive's title,
          responsibility (including reporting responsibility) or authority as in effect immediately prior to the Change in Control; provided, however, that the assignment of the Executive to a position with a reasonably similar title, responsibility and authority will not constitute an event of Good Reason if the Executive's actual or targeted compensation in such new position is not less than the Executive's actual and targeted compensation immediately prior to the Change in Control;

               (iii) the assignment to the Executive of duties inconsistent with his position immediately prior to the Change in Control, except for an assignment of duties consistent with a position permitted in Clause (ii);

               (iv) reassignment of the Executive to a principal office which is more than 50 miles from 601 Penn
          Street, Reading, Pennsylvania;

               (v) a reduction in the Executive's annual base salary in effect immediately prior to the Change in Control;

               (vi) the failure to provide the Executive with welfare, pension, incentive compensation, fringe and other benefits to which he was entitled immediately prior to the Change in Control, unless such failure occurs by reason of a reduction or change in such benefits for employees generally or similarly situated executive employees of the corporation which is the acquiring, resulting or successor corporation in the Change in Control (or an affiliate thereof); or

               (vii) any material breach of this Agreement by the corporation that may be the Executive's Employer at the relevant time, coupled with the failure to cure the same within 30 days after receipt of written notice of such breach from the Executive.
  <PAGE 3>
          (b) Notice of Termination. Upon the occurrence of a Change in Control and an event of Good Reason, the Executive may, within 90 days of the occurrence of any such event, resign from employment by a notice in writing ("Notice of Termination") delivered to Main, whereupon he will become entitled to the payments described in Section 3. In the case of a termination described in Clause (i) of Section 2(a), the Executive will confirm his involuntary termination, in writing, within 90 days of the date of such termination, and such confirmation will be deemed a Notice of Termination.

          (c)  Change in Control Defined.  As used in this
     Agreement, the term "Change in Control" means any of the following:

               (i)  any "person" (as such term is used in
          Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act")), other than Main, a subsidiary of Main, an employee benefit plan of Main or a subsidiary of Main (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Main representing more than 20% of the combined voting power of Main's then outstanding securities;

               (ii)  the occurrence of, or execution of an
          agreement providing for, a sale of all or substantially all of the assets of Main or the Bank to an entity which is not a direct or indirect subsidiary of Main;

               (iii)  the occurrence of, or execution of an
          agreement providing for, a reorganization, merger, consolidation or similar transaction involving Main, unless (A) the shareholders of Main immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Main immediately prior to the consummation of such transaction will initially represent a majority of the directors of the surviving or resulting corporation; and

               (iv)  any other event which is at any time
          irrevocably designated as a "Change in Control" for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of Main.

     3. Rights in the Event of Certain Terminations Following Change in Control. In the event the Executive validly and timely delivers a Notice of Termination to Main, he will be entitled to receive the following payments and benefits:
  <PAGE 4>
          (a) Basic Payments. The Executive will be paid an amount equal to two times the sum of (i) the highest annualized base salary paid to him during the year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to him with respect to one of the two calendar years immediately preceding the year of termination. Such amount will be paid to the Executive in 24 equal monthly installments (without interest), beginning 30 days following the date of termination of employment.
     For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Main or an affiliate thereof shall be taken into account.

          (b)  Supplemental Payment in Lieu of Certain Benefits.
     In lieu of continued pension, welfare and other benefits, a lump sum cash payment of $26,499 will be paid to the Executive within 30 days following the date of termination of employment.

          (c) Excise Tax Matters in General. In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by Main and/or any affiliated company, are such that he becomes subject to the excise tax provisions of
     Section 4999 of the Internal Revenue Code of 1996, as amended (the "Code"), Main will pay him (or cause him to be paid) such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive will be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subsection will be made by Main's independent certified public accountants, subject to the right of Executive's representative to review the same. All such amounts required to be paid will be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled will be paid or reimbursed no later than 15 days following confirmation of such amount by Main's accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274A for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
  <PAGE 5>
          (d) Limited Restriction on Payments and Benefits to Avoid Excise Tax. Notwithstanding the provisions of Subsection (c), if (i) it is determined that the payments to be provided to the Executive hereunder would subject him to the excise tax provisions of Code Section 4999, but (ii) a 5% reduction in the present value (as determined pursuant to the provisions of Code Section 280G) of such payments would result in no such excise tax being owed, then such payments will be reduced or eliminated by the smallest amount necessary to avoid the imposition of such excise tax. The Executive will be entitled, within a reasonable period of time, to specify which payments will be reduced or eliminated.

     4. Legal Expenses. Main will pay (or cause to be paid) to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he brings the action in good faith.

     5. Notices. Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to Main, in the case of notices given by the Executive, and will, to be effective hereunder, be given by Main, in the case of notices given to the Executive. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the principal office of Main, in the case of notices to Main.

     6. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of Main specifically designated by the Board of Directors of Main. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     7. Assignment. This Agreement is not assignable by any party hereto, except by Main and the Bank to any successor in interest to the respective businesses of Main and the Bank.

     8. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, in accordance with the provisions of Section 18, supersedes any prior agreement of the parties.

     9.  Successors; Binding Agreement.

          (a) Main will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise)
     <PAGE 6> to all or substantially all of the business and/or assets of Main and/or the Bank to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that Main, the Bank or any affiliated company of either would be required to perform it if no such succession had taken place. Failure by Main to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, "Main" and the "Bank" means Main and the Bank as hereinbefore defined and any successor to the business and/or assets of Main and/or the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

     10. Continuation of Certain Provisions. Any termination of the Executive's employment under this Agreement or of this Agreement will not affect the benefit provisions of Section 3 or 4, which will, if relevant, survive any such termination and remain in full force and effect in accordance with their respective terms.

     11. Other Rights. Except as provided in Section 18, nothing herein will be construed as limiting, restricting or eliminating any rights the Executive may have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which he may be entitled under a severance plan or arrangement of Main, the Bank or any affiliated company of either; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be correspondingly reduced in such equitable manner as the Board of Directors of Main may determine.


     12. No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment.

     13. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or
<PAGE 7> enforceability of any other provision of this Agreement, which will remain in full force and effect. In addition, to the extent relevant, if a government regulatory agency recommends or orders that the Bank terminate the employment of the Executive with the Bank or relieve him of his duties as such relate to the Bank, the Agreement or such provision will nevertheless be and remain an obligation of Main enforceable against it in accordance with its terms, notwithstanding any such termination of the Executive's employment with the Bank.

     14. Applicable Law. Except to the extent preempted by federal law, this Agreement will be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

     15. Number. Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa.

     16. Headings. The headings of the sections and subsections of this Agreement are for convenience only and will not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     17. References to Entities. All references to Main will be deemed to include references to the Bank, as appropriate in the relevant context, and vice versa.

     18. Effective Date; Termination of Prior Agreement. This Agreement will become effective immediately upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof will be deemed automatically terminated and be of no further force or effect.

     19. Withholding For Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

     20. Individual Agreement. This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded arrangement for the benefit of
<PAGE 8> a key management employee and will be construed and interpreted in a manner consistent with such intention.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              MAIN STREET BANCORP, INC.

                              By/s/ Nelson R. Oswald
(SEAL)

                              BERKS COUNTY BANK

                              By/s/ Nelson R. Oswald
(SEAL)


                              /s/ Steven A. Ehrlich        (SEAL)
                              Steven A. Ehrlich  <PAGE 9>